Exhibit 6.3

June 24, 2020

This will confirm that California Tequila, Inc. has conformed and remains in good standing under our agreement.

/s/ Roberto Real Reynoso	/s/ Richard Dominick Gamarra
Roberto Real Reynoso	Richard Dominick Gamarra
Tequila Selecto De Amatitan S.A. DE C.V.	California Tequila, Inc.